                                  Exhibit 99.1


                                  MedQuist Inc.
                        Five Greentree Centre, Suite 311
                            Marlton, New Jersey 08053





                                 March 20, 2002



Securities and Exchange Commission
450 5th Street, NW
Washington, DC  20549

Ladies and Gentlemen:

         Pursuant to Securities and Exchange Commission Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02, this letter is to confirm that MedQuist Inc. has received assurance from its independent public accountants, Arthur Andersen LLP ("Arthur Andersen"), that Arthur Andersen's audit of our consolidated financial statements as of December 31, 2001 and for the year then ended (the "Audit") was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the Audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the Audit.

                                  MedQuist Inc.



                                  /s/Brian J. Kearns
                                  -----------------------
                                  Senior Vice President &
                                  Chief Financial Officer